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         Rule 18f-3 (d) Multiple Class Plan for SB Convertible Fund and
                           SB Capital and Income Fund

Introduction

This plan (the "Plan") is adopted pursuant to Rule 18f-3 (d) of the Investment Company Act of 1940, as amended (the "1940 Act"). The purpose of the Plan is to restate the existing arrangements previously approved by the Board of Trustees of Smith Barney Income Funds ("the Trust") with respect to SB Capital and Income Fund and SB Convertible Fund (each a "Fund," together the "Funds"). Shares of the Funds are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (a "Class") of the Funds represents a pro rata interest in the same portfolio of investments of the Funds and differs only to the extent outlined below.

I.  Distribution Arrangements and Service Fees

One or more Classes of shares of the Funds are offered for purchase by investors with the following sales load structure. In addition, pursuant to Rule 12b-1 under the 1940 Act (the "Rule"), the Funds have adopted a plan (the "Services and Distribution Plan") under which shares of the Classes are subject to the services and distribution fees described below.

     1. Smith Barney Class A Shares

Smith Barney Class A shares are offered with a front-end sales load and under the Services and Distribution Plan are subject to a service fee of 0.25% of average daily net assets. In addition the Funds are permitted to assess a contingent deferred sales charge ("CDSC") on certain redemptions of Smith Barney Class A shares sold pursuant to a complete waiver of front-end sales loads applicable to large purchases, if the shares are redeemed within one year of the date of purchase. This waiver applies to sales of Smith Barney Class A shares where the amount of purchase is equal to or exceeds $500,000 although this amount may change in the future. In addition, the initial sales charge is waived for purchases by certain investors including shareholders who held Class I shares as of August 5, 2002.

     2. Smith Barney Class B Shares

Smith Barney Class B shares are offered without a front-end sales load, but are subject to a five-year declining CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.50% of average daily net assets.

     3. Smith Barney Class L Shares

Smith Barney Class L shares are offered without a front-end load, are not subject to a CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.50% of average daily net assets. Unlike Class B shares, Class L shares do not have the conversion feature as discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time.

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     4. Smith Barney Class Y Shares

Smith Barney Class Y shares are offered without imposition of either a sales charge or a service or distribution fee for investments where the amount of purchase is equal to or exceeds, with certain exceptions, $15,000,000 as specified in each Fund's prospectus.

     5. Salomon Brothers Class A Shares

Salomon Brothers Class A shares are offered with a front-end sales load and under the Services and Distribution Plan are subject to a service fee of up to 0.25% of average daily net assets. In addition, the Funds are permitted to assess a CDSC on certain redemptions of Salomon Brothers Class A shares sold pursuant to a complete waiver of front-end sales loads applicable to large purchases, if the shares are redeemed within one year of the date of purchase. This waiver applies to sales of Salomon Brothers Class A shares where the amount of purchase is equal to or exceeds $500,000 although this amount may be changed in the future.

     6. Salomon Brothers Class B Shares

Salomon Brothers Class B shares are offered without a front-end sales load, but are subject to a five-year declining CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets.

     7. Salomon Brothers Class 2 Shares

Salomon Brothers Class 2 shares are offered with a front-end sales load, are subject to a one-year CDSC, and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets. Unlike Salomon Brothers Class B shares, Salomon Brothers Class 2 shares do not have the conversion feature as discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time.

     8. Salomon Brothers Class O Shares

Salomon Brothers Class O shares are offered without imposition of either a sales charge or a service or distribution fee.

     9. Salomon Brothers Class Y Shares

Salomon Brothers Class Y shares are offered without imposition of either a sales charge or a service or distribution fee for investments where the amount of purchase is equal to or exceeds, with certain exceptions $2.5 million specified in each Fund's prospectus.

     10. Additional Classes of Shares

The Board of Trustees of the Funds has the authority to create additional classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

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II.  Expense Allocations

Under the Multiple Class System, all expenses incurred by the Funds are allocated among the various Classes of shares based on the net assets of the Funds attributable to each Class, except that each Class's net asset value and expenses reflect the expenses associated with that Class under each Fund's Services and Distribution Plan, including any costs associated with obtaining shareholder approval of the Services and Distribution Plan (or an amendment thereto) and any expenses specific to that Class. Such expenses are limited to the following:

     (i) transfer agency fees as identified by the transfer agent as being attributable to a specific Class;

     (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

     (iii) Blue Sky registration fees incurred by a Class of shares;

     (iv) Securities and Exchange Commission registration fees incurred by a Class of shares;

     (v) the expense of administrative personnel and services as required to support the shareholders of a specific Class;

     (vi) litigation or other legal expenses relating solely to one Class of shares; and

     (vii) Fees of members of the governing board of the Funds incurred as a result of issues relating to one Class of shares.

Pursuant to the Multiple Class System, expenses of the Funds allocated to a particular Class of shares of the Funds are borne on a pro rata basis by each outstanding share of that Class.

III. Conversion Rights of Smith Barney Class B Shares

All Smith Barney Class B shares of each Fund will automatically convert to Smith Barney Class A shares after a holding period of eight years. Upon the expiration of the holding period, Smith Barney Class B shares (except those purchased through the reinvestment of dividends and other distributions paid in respect of Smith Barney Class B shares) will automatically convert to Smith Barney Class A shares of each Fund at the relative net asset value of each of the Classes, and will, as a result, thereafter be subject to the lower fee under the Services and Distribution Plan. For purposes of calculating the holding period required for conversion, newly created Smith Barney Class B shares issued after the date of implementation of the Multiple Class System are deemed to have been issued on
(i) the date on which the issuance of the Smith Barney Class B shares occurred or (ii) for Smith Barney Class B shares obtained through an exchange, or a series of exchanges, the date on which the issuance of the original Smith Barney Class B shares occurred.

Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares are also Smith Barney Class B shares. However, for purposes of conversion to Smith Barney Class A, all Smith Barney Class B shares in a shareholder's Fund account that were purchased through the reinvestment of dividends and other distributions paid in respect of Smith Barney Class B shares (and that have not converted to Smith Barney Class A shares as provided in the following sentence) are considered to be held in a separate sub-account. Each time any Smith Barney Class B shares in the shareholder's Fund account (other than those in the sub-

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account referred to in the preceding sentence) convert to Smith Barney Class A shares, a pro rata portion of the Smith Barney Class B shares then in the sub-account also converts to Smith Barney Class A shares. The portion is determined by the ratio that the shareholder's Smith Barney Class B shares converting to Smith Barney Class A shares bears to the shareholder's total Smith Barney Class B shares not acquired through dividends and distributions.

The conversion of Smith Barney Class B shares to Smith Barney Class A shares is subject to the continuing availability of a ruling of the Internal Revenue Service that payment of different dividends on Smith Barney Class A and Smith Barney Class B shares does not result in either Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended (the "Code"), and the continuing availability of an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under the Code. The conversion of Smith Barney Class B shares to Smith Barney Class A shares may be suspended if this opinion is no longer available. In the event that conversion of Class B shares does not occur, Class B shares would continue to be subject to the distribution fee and any incrementally higher transfer agency costs attending the Class B shares for an indefinite period.

IV. Conversion Rights of Salomon Brothers Class B Shares

All Salomon Brothers Class B shares of each Fund will automatically convert to Salomon Brothers Class A shares after a holding period of seven years. Upon the expiration of the holding period, Salomon Brothers Class B shares (except those purchased through the reinvestment of dividends and other distributions paid in respect of Salomon Brothers Class B shares) will automatically convert to Salomon Brothers Class A shares of each Fund at the relative net asset value of each of the Classes, and will, as a result, thereafter be subject to the lower fee under the Services and Distribution Plan. For purposes of calculating the holding period required for conversion, newly created Salomon Brothers Class B shares issued after the date of implementation of the Multiple Class System are deemed to have been issued on (i) the date on which the issuance of the Salomon Brothers Class B shares occurred or (ii) for Salomon Brothers Class B shares obtained through an exchange, or a series of exchanges, the date on which the issuance of the original Salomon Brothers Class B shares occurred.

Shares purchased through the reinvestment of dividends and other distributions paid in respect of Salomon Brothers Class B shares are also Salomon Brothers Class B shares. However, for purposes of conversion to Salomon Brothers Class A, all Salomon Brothers Class B shares in a shareholder's Fund account that were purchased through the reinvestment of dividends and other distributions paid in respect of Salomon Brothers Class B shares (and that have not converted to Salomon Brothers Class A shares as provided in the following sentence) are considered to be held in a separate sub-account. Each time any Salomon Brothers Class B shares in the shareholder's Fund account (other than those in the sub-account referred to in the preceding sentence) convert to Salomon Brothers Class A shares, a pro rata portion of the Salomon Brothers Class B shares then in the sub-account also converts to Salomon Brothers Class A shares. The portion is determined by the ratio that the shareholder's Salomon Brothers Class B shares converting to Salomon Brothers Class A shares bears to the shareholder's total Salomon Brothers Class B shares not acquired through dividends and distributions.

The conversion of Salomon Brothers Class B shares to Salomon Brothers Class A shares is subject to the continuing availability of a ruling of the Internal Revenue Service that payment of different dividends on Salomon Brothers Class A and Salomon Brothers Class B shares does not result in either Fund's dividends or distributions constituting "preferential dividends" under the Code, and the continuing availability of an opinion of counsel to the effect that the conversion of shares does not

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constitute a taxable event under the Code. The conversion of Salomon Brothers
Class B shares to Salomon Brothers Class A shares may be suspended if this opinion is no longer available. In the event that conversion of Salomon Brothers Class B shares does not occur, Salomon Brothers Class B shares would continue to be subject to the distribution fee and any incrementally higher transfer agency costs attending the Salomon Brothers Class B shares for an indefinite period.

V.  Exchange Privileges

Shareholders of Smith Barney Classes A, B,L and Y may exchange their shares at net asset value for shares of the same Class in certain other of the Smith Barney Mutual Funds. Shareholders of Salomon Brothers Classes A, B, 2, O and Y may exchange their shares at net asset value for shares of the same Class in certain other of the Salomon Brothers Mutual Funds as set forth in the prospectus for such Classes. Smith Barney Class A or Salomon Brothers Class A shareholders who wish to exchange all or part of their shares for Smith Barney Class A or Salomon Brothers Class A shares, respectively, of each Fund sold subject to a sales charge equal to or lower that that assessed with respect to the shares of each Fund being exchanged may do so without paying a sales charge. Smith Barney Class A or Salomon Brothers Class A shareholders of a fund who wish to exchange all or part of their shares for Smith Barney Class A or Salomon Brothers Class A shares, respectively, of each Fund sold subject to a sales charge higher than that assessed with respect to the shares of the fund being exchanged are charged the appropriate "sales charge differential." Each Fund only permits exchanges into shares of money market funds having a plan under the Rule if, as permitted by paragraph (b) (5) of Rule 11a-3 under the 1940 Act, either (i) the time period during which the shares of the money market funds are held is included in the calculations of the CDSC or (ii) the time period is not included but the amount of the CDSC is reduced by the amount of any payments made under a plan adopted pursuant to the Rule by the money market funds with respects to those shares. Currently, each Fund includes the time period during which shares of the money market fund are held in the CDSC period. The exchange privileges applicable to all Classes of shares must comply with Rule 11a-3 under the 1940 Act.

Dated:  May 14, 2003